EXHIBIT 99.1
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                               HOLLYWOOD.COM INC. LOGO


                          HOLLYWOOD.COM, INC. ANNOUNCES
                        PRIVATE PLACEMENT OF COMMON STOCK

         COMPANY ON TRACK TO POST POSITIVE EBITDA IN FIRST QUARTER 2001

(Boca Raton, FL - October 5, 2000) -- HOLLYWOOD.COM, INC. (Nasdaq: HOLL), today announced that it has privately placed $4,250,000 of its Common Stock at current market prices. The shares were placed with a group of institutional and individual investors and the financing was sold by Wasserstein Perella Securities.

The company expects the proceeds, along with existing cash balances, to be used primarily to fund working capital and other general corporate needs.

The investor group included Mitchell Rubenstein, Chairman and CEO of HOLLYWOOD.COM, INC., and Paul Kagan, a prominent media analyst and existing shareholder of the Company. A majority of the offering will be funded upon the effectiveness of a registration statement concerning these shares.

MITCHELL RUBENSTEIN, Chairman and CEO of HOLLYWOOD.COM, INC., commented, "With today's announcement, the Company is in a stronger financial position. We now expect the Company to be fully funded through EBITDA breakeven and we are on track to generate positive EBITDA for the first quarter of 2001."

ABOUT HOLLYWOOD.COM, INC.:
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HOLLYWOOD.COM, INC. is a leading comprehensive entertainment portal on the
Internet, with a broad and deep collection of entertainment content. The Company also offers online ticketing for movies and live theater, syndicates entertainment content to a variety of new and traditional media sources, and is a leading provider of information and data to the entertainment industry. Leveraging its portfolio of recognized brands, strategic partners, unique content and ticketing services, the Company has launched a network of popular web sites that capitalize on the multi-billion dollar entertainment industry (Hollywood.com, Broadway.com and approximately 30% of MovieTickets.com) as well

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as several B2B content syndication services (CinemaSource, EventSource,
TheaterSource and HollywoodPro.com a/k/a Baseline). HOLLYWOOD.COM, INC. serves a diversified base of customers including major newspapers, web portals, theater exhibitors, wireless Internet services, travel agencies, film production companies, consumers, investment banks and research firms.

(The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Potential risks and uncertainties include, but are not limited to, the risks described in HOLLYWOOD.COM, INC.'s filings with the Securities and Exchange Commission.)

CONTACTS:
Gary Schweikhart
HOLLYWOOD.COM, INC.
561/988-5016
gschweikhart@boca.hollywood.com
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